Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

May 18, 2004

EAST WEST BANCORP ANNOUNCES STOCK SPLIT

San Marino, CA – May 18, 2004 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today announced that its Board of Directors has approved a two-for-one stock split in the form of a 100% stock dividend to be paid in the form of additional shares of the Corporation’s common stock.

Shareholders of record at the close of business on June 3, 2004 will receive one additional share of common stock for each share of common stock held by them on that date.  The Corporation’s transfer agent will mail the new stock certificates representing the additional shares on or about June 20, 2004.

Currently the Corporation has 25,127,789 shares of common stock issued and outstanding.  The stock dividend will increase the number of shares issued and outstanding to 50,255,578.

Dominic Ng, Chairman, President and CEO of East West Bancorp, commented, “In recognition of the strong performance of our stock and the continued positive outlook for the Bank, we believe this stock split is in the best interests of our shareholders.  We are committed to attracting additional investors to the Company, and we believe the stock split will enhance the liquidity of the stock and help make it more accessible to a broader range of investors.”

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About East West

East West Bancorp is a publicly owned company, with $4.6 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the fourth largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 40 locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.  For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

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